UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 21, 2011 (December 15, 2011)

CTS CORPORATION

(Exact Name of Company as Specified in Its Charter)

Indiana	1-4639	35-0225010
(State or Other Jurisdiction of Incorporation)	(Commission File Numbers)	(I.R.S. Employer Identification Nos.)

905 West Boulevard North
Elkhart, Indiana		46514
(Address of Principal Executive Offices)		(Zip Code)

Company’s Telephone Number, Including Area Code:                 (574) 523-3800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of CertainOfficers; Compensatory Arrangements of CertainOfficers.

On December 15, 2011, CTS Corporation, an Indiana corporation (the “Company”), entered into severance agreements with certain CTS executive officers (each an “Executive”).  Each of the following Executives has executed a severance agreement (the “Severance Agreements”) with the Company, which becomes operative only upon a change-in-control of the Company: Vinod M. Khilnani; Thomas A. Kroll; and Dennis P. Thornton.

Under the Severance Agreement, a “change-in-control” is defined generally as: (1) the acquisition by any person of 25% or more of the Company’s voting stock, subject to certain exceptions; (2) the incumbent board members ceasing to constitute a majority of the board; (3) a reorganization, merger, consolidation, or sale of all or substantially all of the Company’s assets, subject to certain exceptions; or (4) the approval by the Company’s shareholders of a complete liquidation or dissolution of the Company, subject to certain exceptions.

The Executive is entitled to severance compensation if within three years after a change-in-control, he terminates his employment for good reason or his employment is terminated by the Company or its successor for any reason other than cause, disability or death.  “Good reason” is defined generally as: (1) the failure to maintain the Executive in his office or position or an equivalent or better office or position; (2) a significant adverse change in the nature of the Executive's duties; (3) a reduction in the Executive's base or incentive pay or an adverse change in any employee benefits; (4) the Executive's good faith determination that as a result of a change in circumstances following the change-in-control, he is unable to carry out or has suffered a substantial reduction in the duties he had prior to the change-in-control; (5) a successor entity's failure to assume all obligations of the Company under the Severance Agreement; (6) the Company or its successor moves the Executive's principal work location by more than 35 miles or requires him to travel at least 20% more; (7) the Company or its successor commits any material breach of the Severance Agreement; or (8) the Company’s stock ceases to be publicly traded or listed on the New York Stock Exchange.  An Executive who separates from service after the commencement of discussions with a third party that ultimately results in a change-in-control may be treated as separating from service following the change-in-control for purposes of the Severance Agreement.

If the Severance Agreement is triggered, the severance compensation to which the Executive is entitled includes:  (1) a lump sum equal to two times the sum of the greater of the Executive's base salary at the time of the change-in-control or his average base salary over the three years prior to termination plus the greater of his average incentive pay over the three years prior to the change-in-control or his target incentive pay for the year in which the change-in-control occurred; (2) continued availability of medical and dental benefits for 24 months following termination at the Executive’s expense, with the Company reimbursing the Executive for the portion of the premium in excess of the employee share for such coverage, provided that the obligation to provide these benefits will be reduced to the extent medical and dental benefits are provided by another employer; (3) reimbursement of up to $30,000 for outplacement services; and (4) only in the case of Mr. Khilnani, in consideration of the non-compete provision contained in the Severance Agreement, a lump sum equal to one times the sum of the greater of his base salary at the time of the change-in-control or his average base salary over the three years prior to termination plus the greater of his average incentive pay over the three years prior to the change-in-control or his target incentive pay for the year in which the change-in-control occurred,

In addition, if any payments made to the Executive would be subject to excise tax under the “golden parachute” rules of Sections 280G and 4999 of the Internal Revenue Code (the “Code”), those payments will be reduced so that no portion will exceed the “excess parachute payment” threshold that would trigger the excise tax.

The payment scheme is designed to comply with Section 409A of the Code; lump sum payments of severance compensation are generally to be made as soon as practicable but not more than ninety days after the Executive separates from service, provided however, that if the Executive is a “Specified Employee” within the meaning of Section 409A of the Code, then the payment shall be made on the earlier of the first day of the seventh month following the date of the Executive’s separation from service or the Executive’s death.  Payment of severance compensation under the change-in-control Severance Agreement will be reduced to the extent of any corresponding payments under any other agreement.

To the extent that the Executive receives severance benefits under the Severance Agreement, the Executive may not, for a period of one year following his termination date, participate in the management of any business which engages in substantial and direct competition with the Company or its successor.  In addition, for a certain period after separation from service, the Executive may not solicit any Company employee to leave employment with the Company or any of its subsidiaries, may not hire or engage any person who was employed with the Company or any of its subsidiaries, and may not assist any organization with whom the Executive is associated in taking such actions.  The Executive is generally entitled to be reimbursed by the Company for legal fees incurred to enforce his rights under the Severance Agreement.

The term of the Severance Agreement begins December 15, 2011 and ends December 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTS CORPORATION

                    /s/   Richard G. Cutter, III
By:      Richard G. Cutter, III
        Vice President Law and Business Affairs,
Corporate Secretary

Date:  December 21, 2011